Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER 2024 RESULTS

Company’s first quarter comparable store sales excluding fuel increased 3.3 percent

Sunbury, PA (May 8, 2024) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week first quarter ended March 30, 2024.

First Quarter 2024 Results

Net sales totaled $1.18 billion for the 13-week first quarter ended March 30, 2024, compared to $1.14 billion for the 13-week first quarter ended April 1, 2023, up 2.9 percent. First quarter comparable store sales excluding fuel increased 3.3 percent on an individual year-over-year basis and increased 6.9 percent on a two-year stacked basis. The Company estimates that its net sales increased $14.0 million because of the Easter holiday occurring in the first quarter in 2024 compared to the second quarter in 2023.

The Company’s first quarter net income totaled $23.17 million compared to $25.81 million in 2023, down 10.3 percent. First quarter earnings per share totaled $0.86 compared to $0.96 per share in 2023.

“Our first quarter 2024 results, which benefited from the Easter holiday shift, are in line with our expectations thanks to the continuing efforts of associates at every level of our company,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “We continue to navigate marketplace trends of product cost and third-party services inflation, declining government benefits, and the increasing mix of our pharmacy retail business which has a lower margin than our grocery business,” said Mr. Weis. “In addition, we increased investments in our associates, technologies, and facilities that improve efficiencies and enhance customer experience.”

Annual Meeting of Shareholders

Weis Markets, Inc. held its Annual Meeting of Shareholders in Sunbury, Pennsylvania, on May 2, 2024. At the meeting, Chairman, President and CEO Jonathan H. Weis updated shareholders on the Company’s long-term capital expenditure growth program.

“We plan for record investments in 2024 when we will begin the construction of six new stores which we expect to open in 2025,” said Mr. Weis. “In addition, we have planned 11 major store remodels and 15 minor store remodels along with five new fuel centers. We will also continue to make sizable technology investments across the Company which help us drive profitable sales.”

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on May 2, 2024, a quarterly cash dividend of $0.34 per share to shareholders of record as of May 13, 2024, payable on May 28, 2024.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 196 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (such as the COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis based on information currently available to us and speak only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2024
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	March 30, 2024	April 1, 2023	(Decrease)
Net sales	$1,178,168,000	$1,144,974,000	2.9%

Income from operations	27,364,000	32,618,000	(16.1)%

Income before provision for income taxes	$31,514,000	$35,158,000	(10.4)%
Provision for income taxes	8,349,000	9,344,000	(10.6)%
Net income	$23,165,000	$25,814,000	(10.3)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.86	$0.96	$(0.10)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

First Quarter — 2024

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2024 vs. 2023	2023 vs. 2022
Comparable store sales, excluding fuel (individual year)	3.3%	3.6%
Comparable store sales, excluding fuel (two-year stacked)	6.9
Comparable store sales (individual year)	3.1	3.1%
Comparable store sales (two-year stacked)	6.2
Comparable store sales, adjusted for Easter shift (individual year)	1.9%